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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): MAY 30, 2007

                                ABLE ENERGY, INC.
                 (Exact name of registrant specified in charter)

         DELAWARE                     001-15035                22-3520840
 (State of Incorporation)    (Commission File Number)        (IRS Employer
                                                          Identification No.)


                     198 GREEN POND ROAD, ROCKAWAY, NJ 07866
               (Address of principal executive offices) (Zip Code)

                                 (973) 625-1012
                          Registrant's Telephone Number


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Previously, on May 30, 2007, Able Energy, Inc. ("Able") announced that it was about to complete its business combination with All American Plazas ("AAP"), its largest shareholder. Subsequent to this announcement, Able and AAP agreed to close this business combination transaction effective as of May 30, 2007. With this completed transaction, Able has issued to AAP of 10 million restricted shares of Able common stock. As a result of this business combination, Able Energy acquired and now operates eleven multi-use truck stop plazas, and it assumed certain of debt of AAP.

Able also issued 1,666,667 shares in the name of AAP, which shares are being held in escrow. These escrowed shares will be released in the manner described in Able's Form 8-K, dated May 24, 2007, which was filed on May 31, 2007.

As a result of the closing of the business combination with AAP, Able now has 14,808,090 shares of common stock issued and outstanding (which includes the 1,666,667 shares held in escrow). AAP is now the owner of record of 11 million shares of Able common stock (not including the shares held in escrow), or approximately 74.3% of Able's outstanding shares.

Information regarding the business combination, including a copy of the Asset Purchase Agreement executed between Able and AAP, can be found in the proxy statement filed with the SEC on July 28, 2006.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 4th day of June, 2007.


                                        ABLE ENERGY, INC.


                                        By:    /s/ Gregory D. Frost
                                           -------------------------------
                                        Name:  Gregory D. Frost
                                        Title: Chief Executive Officer





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